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Exhibit 10.36

TOPLINK™ SOFTWARE INTERNAL USE, REPRODUCTION
AND DISTRIBUTION LICENSE AGREEMENT

        This TopLink™ Software Internal Use, Reproduction and Distribution License Agreement ("Agreement") is entered into by and between WebGain, Inc., a Delaware corporation, with a principal place of business at 5425 Stevens Creek Boulevard, Santa Clara, California 95051 (hereinafter referred to as "WebGain"), and Exterprise, Inc., a Delaware corporation with a principal place of business at 12401 Research Boulevard, Suite 300, Austin, Texas 78759 (hereinafter referred to as "Licensee").

        WHEREAS, WebGain develops, markets, and licenses certain computer programs, documentation, and related information to customers; and

        WHEREAS, Licensee desires to obtain from WebGain certain rights and licenses to such computer programs, documentation, and related information for its internal use, and the right to distribute specific computer programs to its customers in conjunction with its own software products;

        NOW, THEREFORE, in consideration of the promises, mutual covenants, mutual understandings, obligations and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and WebGain hereby agree as follows:

1.0   DEFINITIONS.

        When used in this Agreement, the capitalized terms listed below shall have the following meanings:

          1.1   "Authorized Copies" shall mean the "golden master" copy of the Deliverables described in Section 3.0, "Delivery and Additional Documentation", and those copies of a Deliverable made in compliance with this Agreement.

          1.2   "Code" shall mean computer instructions.

            1.2.1     "Example Code" shall mean sample Code that is provided by WebGain solely for Licensee's non-commercial purpose of testing and evaluating and not having function or utility other than for such purpose; such Code may be provided as part of the Documentation and/or Code that is included with the Deliverables and/or WebGain Products and identified as an "example" or "sample".

            1.2.2     "Object Code" shall mean Code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

            1.2.3     "Source Code" shall mean the human-readable version of a software program that can be compiled into Object Code.

          1.3   "Confidential Information" shall mean all confidential and proprietary information of either party, which information is identified as confidential by such party prior to disclosure or which reasonably should be known by the receiving party to be confidential, including, without limitation, the Deliverables; operating and cost data; sales and pricing data; marketing, financial and other business plans; know-how; technology; inventions; lines of research and development previously undertaken, in process or planned and the results thereof; identities of customers; third party proprietary information licensed to or in the possession of the disclosing party; and special customer requirements.

          1.4   "Customer" shall mean an end user customer authorized to use a Product for its internal use and not for remarketing or distribution to, or use on behalf of, others. Customers do not include Licensee or its authorized Distributors.

          1.5   "Deliverables" shall mean the Licensed Software and related Documentation which are licensed to Licensee under the terms of this Agreement.

          1.6   "Derivative Works" shall mean a work that is based on one or more preexisting works, such as a revision, enhancement, modification, translation, abridgment, condensation. expansion, or any other form in which such preexisting works maybe recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement under applicable law.

          1.7   "Developer" shall mean an employee, temporary employee or contractor of Licensee authorized pursuant to this Agreement to use the Development Software to develop software, Code or applications which software, Code or applications include, are reliant upon, derived from, or otherwise would not exist or execute without the use of such Development Software.

          1.8   "Development Software" shall moan the computer software described in Exhibit A hereto to be used only by a Developer.

          1.9   "Distributor" shall mean a business entity, or reseller customer of Licensee, which Licensee contractually authorizes to market and distribute a Product.

          1.10 "Documentation" shall mean the materials provided by WebGain to Licensee, whether provided in hardcopy or electronic form, including but not limited to, reference guides, end-user, and installation manuals which describe the functions of the Licensed Software.

          1.11 "Effective Date" shall mean the later of the dates this Agreement is executed by the parties hereto

          1.12 "Intellectual Property Rights" shall mean any patents, copyright, mask works rights, know-how trade secrets, or other intellectual property rights.

          1.13 "Licensed Software" shall mean the WebGain software programs identified in Exhibit A hereto, including any new Release or Version licensed by WebGain under this Agreement.

          1.14 "Product" shall mean version of specific software product which is developed, tested, marketed and distributed by Licensee to Customers and/or Distributors which (i) incorporates, or works in conjunction with, the Runtime Software, and (ii) the parties agree, adds significant commercial value to such Runtime Software. Product will be further described in Exhibit A hereto.

          1.15 "Release" shall mean a version of the Licensed Software, Development Software, Runtime Software, and/or related Documentation that improves performance or adds functionality and is identified by the numeral to the left of the decimal point (e.g., 1.0). For example, Release 2.0 would be more current than Release 1.0.

          1.16 "Runtime Software" shall mean a Deliverable that in not used (and may not be used by Licensee) for development purposes.

          1.17 "Support Services" shall mean those support and maintenance services provided by WebGain to Licensee pursuant to Section 10.0 of this Agreement, as described more fully in Exhibit D hereto.

          1.18 "Unauthorized Copies" shall mean all copies of the Deliverables that are not Authorized Copies.

          1.19 "Version" shall mean a version of a Release that has incorporated incidental changes and is identified by the first numeral to the right of the decimal point (e.g., 1.1). For example, Version 2.2 would be more current than Version 2.1.

2.0   LICENSE TERMS.

          2.1   Distribution License. WebGain grants to Licensee a non-exclusive, non-transferable (except as provided in Section 12.5) license to reproduce and distribute worldwide, the Runtime Software in Object Code form, solely as integrated with Products (and not as a stand-alone product), directly or indirectly to Customers solely pursuant to end user license agreements that contain commercially reasonable terms that are substantially similar to those set forth in Licensee's standard End User License Agreement ("EULA") and so long as a copyright notice sufficient to protect Licensee's copyrights in such Products is included in the graphic display of such Products and on documentation and packaging with which such Products are distributed. Licensee's current EULA is attached as Exhibit E. The parties agree that Licensee may change the terms of its EULA at its sole discretion; provided that Licensee will remain liable for any liabilities, damages, costs, and expenses (including consequential, indirect, and special damages) to WebGain arising out of such changes. WebGain grants to Licensee a non-exclusive, non-transferable, license to sublicense to its Distributors the right to distribute worldwide the Runtime Software in Object Code form, solely as integrated with Products (and not as a stand-alone product), directly (and not through tiers of sub-distributors), pursuant to written agreements that contain terms and conditions which are at least as protective of WebGain as the restrictions set forth herein.

          2.2   Internal Use Development License. WebGain grants to Licensee a nonexclusive, nontransferable (except as provided in Section 12.5), non-sublicensable, perpetual, and fully-paid license to use, execute, display, perform, and reproduce up to the aggregate total number of Authorized Copies of the Development Software and Documentation so that such number of Authorized Copies could be used, displayed and performed by the number of Developers set forth on Exhibit A hereto) (the "Authorized Number" of Development Software copies or Developers, as applicable) solely for Licensee's internal productive use only.

          2.3   Internal Use Runtime License. WebGain grants to Licensee a nonexclusive, nontransferable (except as provided in Section 12.5), non-sublicensable, perpetual, and fully-paid license to use, execute, display and perform, and reproduce up to the aggregate total number of Authorized Copies of the Runtime Software set forth on Exhibit A hereto (the "Authorized Number" of Runtime Software copies), solely for Licensee's internal productive use only.

          2.4   Internal Use Source Code License. WebGain may supply certain Source Code with the Deliverables. While retaining ownership of such code, WebGain grants to Licensee a nonexclusive, nontransferable (except as provided in Section 12.5), non-sublicensable, perpetual, and fully-paid license to use, execute, display, perform, or modify such Source Code and reproduce up to the aggregate total number of Authorized Copies of such Source Code solely for Licensee's internal productive use with the Development Software.

          2.5   Restriction. Except as provided in Section 2.1 above, Licensee shall have no right to distribute any Deliverable to any third party.

          2.6   Except as provided in Section 2.4, Licensee shall have no right to use, display, reproduce, distribute, prepare or have prepared a Derivative Work of any Deliverable.

          2.7   New Releases and/or Versions provided by WebGain to Licensee under this Agreement shall be considered part of the applicable Deliverable.

          2.8   Except for any third party materials which may be included with a Deliverable, WebGain owns and shall own all right, title and interest, including title to its Intellectual Property Rights, in all such Deliverables. WebGain shall also retain all Intellectual Property Rights in all Releases and Versions thereto. The Deliverables are licensed to Licensee under this Agreement, not sold.

          2.9   Additional Obligations and Restrictions. Licensee agrees:

            (a)   to only make exact copies (except as provided in Section 2.4) of the applicable Deliverables up to the Authorized Number, and to permit use of the applicable Deliverables by only the Authorized Number of Developers;

            (b)   to allow only Developers, and other authorized employees, temporary employees and contractors of Licensee ("Authorized Users"), to have access to and use the applicable Deliverables; provided that any such Authorized User be bound by the terms of a written confidentiality or non-disclosure agreement no less restrictive than the terms hereof, and that their use of the applicable Deliverables is exclusively for Licensee's use in accordance with this Agreement;

            (c)   to use the Development Software and Runtime Software only in accordance with the Documentation and terms of this Agreement:

            (d)   to include on any copy of a Deliverable made by Licensee all Intellectual Property Rights notices that are contained in such Deliverables as provided by WebGain;

            (e)   to remove all copies of the Deliverables (but not the Product) from any computer that Licensee sells or of which Licensee divests itself;

            (f)    not to modify, reverse engineer, reverse compile or otherwise disassemble the Object Code of, or otherwise determine the Source Code for, the Licensed Software, except as specifically permitted hereunder by law without the possibility of contractual waiver;

            (g)   not sell, license, sublicense, lend, lease or otherwise transfer any Deliverable to any third party, except as provided in Sections 2.1 and 12.5;

            (h)   not to make or have made any Unauthorized Copies:

            (i)    except as incorporated into a Product, to use best commercial efforts not to store any Deliverable on any computer, network or server that can be accessed by other than an Authorized User;

            (j)    subject to Sections 2.0, "License Terms," and 3.0, "Delivery and Additional Documentation", to destroy all copies of a prior Release or Version of the Runtime Software once Licensee no longer has any technical support obligations to Customers for a Product which incorporates, or works in conjunction with such prior Release or Version, provided that, Licensee may retain one (1) copy of each prior Release and Version of the Runtime Software for archival purposes only;

            (k)   to use best commercial efforts to protect each Deliverable from any use, reproduction, publication, distribution or disclosure not specifically authorized by this Agreement;

            (l)    to provide WebGain a purchase order referencing this Agreement by title and Effective Date for any requested additional Development Software, Runtime Software, additional hard copies of the Documentation, or Support Services;

            (m)  not to develop Code that would allow Customers to use the Runtime Software in such a manner as to store data directly to, or retrieve data directly from, the Runtime Software, unless such Code is used for storage or retrieval through execution of the Code comprising the Product and such data is for use with the Product.

          2.10 Distributor and Customer Agreements. Licensee will enforce the terms of each agreement that relate WebGain and/or the Runtime Software with its Distributors and its Customers with at least the same degree of diligence that Licensee uses to enforce similar agreements for its own products or other software products that it distributes, but in no event less than reasonable efforts, Licensee will immediately notify WebGain if License becomes aware of any material breach of any such agreement relating to the Runtime Software and/or WebGain. Upon the termination of any such agreement with a Distributor, Licensee will use all reasonable efforts to obtain from the Distributor all copies of the Runtime Software in such Distributor's possession or control.

3.0   DELIVERY AND ADDITIONAL DOCUMENTATION.

          3.1   Delivery. WebGain shall provide to Licensee one "golden master" copy of the Development Software, Runtime Software and Documentation within a commercially reasonable time after the Effective Date. Licensee shall be solely responsible for the installation of such Development Software and Runtime Software, and any new Release or Version provided hereunder.

          3.2   Additional Documentation. Licensee may provide WebGain a purchase order for additional hardcopies of the Documentation; if such purchase order is accepted by WebGain, the additional hardcopies of the Documentation will be shipped from WebGain's designated shipping location. Licensee assumes the risk of loss and the cost of shipping such additional hardcopies of the Documentation. All accepted purchase orders for additional hardcopies of the Documentation are final, and cannot be cancelled.

4.0   COMMERCIAL TERMS.

        All payments to WebGain shall be in U.S. dollars, are non-refundable, and shall be addressed to the WebGain Credit Manager described in Exhibit C hereto.

          4.1   Payment for Internal Use and Support Services.

            4.1.1     The license fee payable by Licensee for Development Software used for Licensee's development is a one-time, non-refundable, fully-paid license fee (i) for all copies of the Development Software provided to Licensee by WebGain, and (ii) for all Authorized Copies of such Development Software made by Licensee pursuant to the terms of this Agreement ("Development License Fee"), and is further described in Exhibit A hereto.

            4.1.2     The license fee payable by Licensee for Runtime Software is a one-time, non-refundable, fully-paid license fee (i) for all copies of the Runtime Software provided to Licensee by WebGain, per CPU, and (ii) for all Authorized Copies of such Runtime Software made by Licensee, per CPU, pursuant to the terms of this Agreement ("Runtime License Fee"), and is further described in Exhibit A hereto.

            4.1.3     Upon or promptly following the Effective Date, WebGain will provide Licensee an invoice for (i) the applicable Development License Fee and Runtime License Fee, (ii) fees for additional hardcopies of the Documentation, if applicable, and (iii) the Initial Support Services Fee described in Exhibit A hereto.

            4.1.4     WebGain shall accept a Licensee purchase order request for a new Support Services term in accordance with Section 10.0. If Licensee fails to provide WebGain timely written notice and purchase order, and subsequently provides WebGain a written notice and purchase order requesting the reinstatement of such Support Services, and it WebGain accepts such purchase order, reinstatement fees may apply.

            4.1.5     Licensee agrees to pay in full each WebGain invoice provided under this Agreement within thirty (30) days after the applicable invoice date.

          4.2   Payment for Distribution of Products.

            4.2.1     Prepayment. In consideration of the license granted under Section 2.1 of this Agreement, Licensee shall pay WebGain a one-time, non-refundable, fully-paid license fee for all copies of Products that are distributed by Licensee to a Customer or by a Distributor to a Customer during the Initial Term (as defined in Section 11.1), as more fully described in Exhibit A. Licensee shall independently determine the price it charges Customers and Distributors for Products.

            4.2.2     Payments for Support Services. In consideration of the license granted under Section 2.1 of this Agreement, in addition to the prepayments set forth in Section 4.2.1 above, Licensee shall prepay WebGain a Support Services Fee for each copy of a Product that is distributed by Licensee to a Customer or by a Distributor to a Customer as more fully described in Exhibit A.

            4.2.3     Payment. All Licensee payments due and payable under this Section 4.2 shall be provided in accordance with Exhibit A.

            4.2.4     Reporting. For the term of this Agreement, Licensee will provide WebGain, biannually within thirty (30) days after the conclusion of each six month period, a report referencing this Agreement by title and Effective Date, which includes the following information for each such quarter: (i) the quantity of Products that were distributed by Licensee to Customers and/or by Distributors to Customers; and (ii) a description of each such Product. Each report shall be forwarded to the WebGain Credit Manager Contact, copying the WebGain Support Contact described in Exhibit C hereto.

            4.2.5     Audits. Licensee shall maintain complete and accurate accounting records and other documentation, for a period of at least three (3) years for each sale of an Product, to support Licensee's compliance with this Agreement. Licensee's records shall, at a minimum include, the quantity of Products distributed to Distributors and Customers. Upon WebGain's written request, Licensee agrees to promptly make such records and related documentation available to a certified public accounting firm chosen and compensated by WebGain at a mutually agreed upon time and location during Licensee's normal business hours for the purpose of auditing Licensee's compliance with this Agreement. Such certified public accounting firm shall be required to sign an agreement with Licensee protecting Licensee's confidential information and shall be authorized by Licensee to report to WebGain only information regarding Licensee's compliance with the terms of this Agreement, subject to the accounting firm's obligations of confidentiality. Requests for audit shall be limited to once per year.

          4.3   Interest. Interest shall accrue on any overdue payment required to be paid under this Agreement until the time that payment in full has been received by WebGain. The interest rate shall be an annual rate equal to three (3) percentage points more than the prime interest rate quoted by the head office of Citibank. N.A., New York, at the close of banking on the date a payment is due, or on the first business day after that date if such date falls on a non-business day. If this rate exceeds the maximum legal rate where a claim for interest is being asserted, it will be reduced to the maximum legal rate.

          4.4   Taxes. Licensee is liable for payments of any and all sales, use, value added, excise, withholding and similar taxes on payments under this Agreement (excluding taxes on WebGain's net income), as well as property taxes, fees, duties and other governmental charges, and any related penalties and interest, if any, arising from any fees paid to WebGain or in connection with the Deliverables and Authorized Copies thereof delivered or licensed hereunder, and for all Products distributed pursuant to this Agreement. Licensee shall not, under any circumstances, deduct any taxes for which it is responsible from any payment due and payable in accordance with Sections 4.1 or 4.2 above. If WebGain is required to pay such taxes on Licensee's behalf, Licensee shall promptly reimburse WebGain for such payments.

5.0   LIMITED WARRANTY.

        WebGain warrants that:

          (a)   it has the right to grant the licenses granted in this Agreement. Licensee's sole and exclusive remedy with respect to the foregoing warranty shall be to seek indemnification in accordance with Section 6.0, "Indemnification."

          (b)   the Development Software and Runtime Software will perform substantially in compliance with the Documentation. WebGain's sole obligation and liability for breach of this warranty shall be to provide the Support Services described in Exhibit D of this Agreement or, if during the first sixty (60) days after the Effective Date, WebGain determines either that (i) the Development Software or Runtime Software cannot be corrected with the Support Services or (ii) Licensee cannot utilize the Runtime Software as part of the Product, shall return to Licensee all fees; actually paid by Licensee hereunder and the Agreement and all rights granted hereunder with respect to the Licensed Software will terminate and Licensee will have no further payment obligations under this Agreement.

          (c)   the media on which the Deliverables is distributed will be fee from defects for a period of sixty (60) days from the date it is received by Licensee. WebGain does not warrant that the Deliverables, as provided by WebGain hereunder, will meet Licensee's requirements or that their operation will be uninterrupted or error-free. WebGain's sole obligation and liability for breach of this warranty shall be at WebGain's option, to promptly, at its expense, repair or replace the defective media so that it is in compliance with such warranty. WebGain shall have no liability for damage to a Deliverable caused by Licensee, or warranty claims regarding the media on which such Deliverable is distributed after the sixty (60) day period described above.

          (d)   EXCEPT AS SET FORTH EXPLICITLY HEREIN, WEBGAIN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE DELIVERABLES OR SUPPORT SERVICES, EITHER EXPRESS OR IMPLIED. TO THE EXTENT PERMITTED BY APPLICABLE LAW, WEBGAIN HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

6.0   INDEMNIFICATION.

          6.1   WebGain Indemnity. WebGain shall pay all damages, costs and attorneys' fees awarded against Licensee and all reasonable expenses incurred by Licensee in connection with any third party claim or suit brought against Licensee to the extent that such claim or suit is based on a claim that Licensee's authorized use of a Deliverable in accordance with the terms of this Agreement (i) infringes a United States or European patent; (ii) a United States or European trademark; or (iii) copyright or trade secret rights arising in the United States or any other foreign jurisdiction. Licensee shall notify WebGain in writing of any such claim or suit promptly after Licensee first learns of it, and shall cooperate fully with WebGain in connection with the defense thereof WebGain shall have sole control of any such suit (including, without limitation, the right to settle on behalf of Licensee; provided WebGain shall obtain Licensee's prior written approval of any settlement that involves any payment by Licensee). If, as a result of any such claim, Licensee is enjoined from using the applicable Deliverable, or if WebGain believes that Licensee is likely to become the subject of such a claim, WebGain, at its option and expense, may procure the right for Licensee to continue to use such Deliverable, or replace or modify such Deliverable so as to make it non-infringing, provided that the Deliverable contains the same or substantially the same functionality as the original Deliverable. Notwithstanding the foregoing provisions of this Section 6.0, WebGain will have no liability for any infringement claim of any kind to the extent it is based on (a) a modification or Derivative Work of any Deliverable other than those provided to Licensee by WebGain, authorized by WebGain, or made at the direction of WebGain, if such infringement would have been avoided but for such modification or Derivative Work; (b) the use of a Deliverable in combination with any product not intended by WebGain to be combined with such Deliverable, if such infringement would not have occurred but for such use or combination, it being understood that combination of the Deliverable with the Product is intended by WebGain; (c) the use of a Deliverable in combination with a Product if such infringement would not have occurred but for such use or combination; (d) the use of a Deliverable in a manner for which it was not designed; or (e) Example Code. The foregoing states WebGain's sole obligation, and Licensee's sole remedy for any claim of infringement.

          6.2   Licensee Indemnity. Licensee shall indemnify and pay all damages, costs and attorneys' fees awarded against WebGain in connection with any claim or suit brought against WebGain to the extent that such claim or suit is based on or otherwise results from (i) any of the events described in (a), (b), (c), (d) or (e) above, provided that if WebGain is liable for any indirect or contributory infringement of any United States or European patent at issue in the claim, the parties shall share liability in accordance with each party's responsibility for the such claim, (ii) any representations, warranties, guarantees, or other written or oral statements made by or on behalf of Licensee relating to a Deliverable other than as authorized by this Agreement, or (iii) any claims made by Customers or Distributors against WebGain related to the Licensed Software unless such claim is subject to indemnification by WebGain in accordance with Section 6.1.

7.0   LIMITATION OF LIABILITY.

        EXCEPT FOR BREACH OF SECTIONS 2.0, "LICENSE TERMS" OR 8.0, "CONFIDENTIALITY," REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT WILL WEBGAIN OR ITS LICENSORS OR LICENSEE BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR SIMILAR DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY LOST PROFITS OR LOST DATA ARISING OUT OF THE USE OR INABILITY TO USE A DELIVERABLE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING DISCLAIMER AND LIMITATION OF LIABILITY WILL NOT BE CONSTRUED TO LIMIT EITHER PARTY'S LIABILITY OR OBLIGATIONS UNDER SECTION 6.0, "INDEMNIFICATION." SOME STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY. EXCEPT FOR ITS OBLIGATIONS PURSUANT TO SECTION 6.0, "INDEMNIFICATION," IN NO CASE SHALL WESGAIN'S LIABILITY UNDER THIS AGREEMENT EXCEED THE LICENSE FEE PAID FOR THE APPLICABLE DELIVERABLE OR AUTHORIZED COPIES THEREOF, OR, IN THE EVENT WEBGAIN'S LIABILITY PERTAINS TO SUPPORT SERVICES, THEN IN NO CASE SHALL SUCH LIABILITY EXCEED THE SUPPORT SERVICE FEE FOR THE APPLICABLE ANNUAL TERM. WITH RESPECT TO THE EXAMPLE CODE, WEBGAIN SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING ANY LOST PROFITS OR LOST DATA ARISING OUT OF THE TESTING AND/OR EVALUATION OF THE EXAMPLE CODE, WHETHER IN CONTRACT OR TORT, EVEN IF WEBGAIN HAS BEEN

ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability are independent of any exclusive remedies for breach of warranty set forth In this Agreement.

8.0   CONFIDENTIALITY.

          8.1   Each party acknowledges and agrees that it will receive Confidential information pursuant to this Agreement. The receiving party shall exercise at least that level of care that it takes with its own confidential information of a similar nature to insure that Confidential information is not disclosed to any third parties except as provided herein, but in no case less than reasonable care. Neither party shall make any use of Confidential Information except as necessary to exercise its rights under this Agreement and in accordance with its terms.

          8.2   Licensee represents, warrants and covenants to WebGain that Licensee has, or will have prior to disclosure, written agreements in force with Authorized Users designed to protect WebGain's Confidential Information.

          8.3   If a subpoena or other legal process in any way concerning Confidential Information disclosed in connection with this Agreement is served upon the receiving party, the receiving party shall immediately notify the disclosing party and shall cooperate at the disclosing party's expense in any reasonable and lawful effort to defend and/or contest the validity of such Subpoena or other legal process.

          8.4   Information shall cease to be Confidential Information if (and only to the extent that) the receiving party can document that such information:

            (a)   is made available to the public without restrictions through no act or fault of the receiving party;

            (b)   subsequently shall be rightfully received by the receiving party from a third party without restriction and not in breach of any duty of secrecy, non-disclosure or non-use;

            (c)   is independently developed by the receiving party without reference to such Confidential Information of the disclosing party; or

            (d)   is or shall be in the possession of the receiving party prior to receipt from the disclosing party and free of any restriction. The burden of proof of the availability of any of these exceptions shall be on the receiving party.

          8.5   Neither party shall disclose to any third party, without the prior written consent of the other party, the terms of this Agreement, except as required by law or governmental regulations, requirements or orders, as may be necessary to establish or assert its rights hereunder, or to a lending institution of a party, prospective investors, or to a prospective purchaser of all, or substantially all, of the assets of a party, under a similar obligation of confidentiality. WebGain may, with prior written approval of Licensee, reasonably use the name of Licensee in sales activities, advertising and promotional literature. Notwithstanding the foregoing, WebGain may, without prior written approval, reasonably use the name of Licensee in (i) test cases, (ii) a press release within thirty (30) days of the Effective Date, and (iii) a part of WebGain's customer testimonials with respect to WebGain's filing an S1 with the SEC; subject to Licensee's written approval of the content of such uses, which approval will not be unreasonably withheld or delayed.

9.0   MARKETING.

          9.1   Trademarks. WebGain grants to Licensee a non-exclusive, non-transferable, limited license to use WebGain's trademarks and logos ("WebGain Trademarks") in accordance with the guidelines provided in Exhibit B hereto, or in accordance with the then current guidelines made available on WebGain's web site, on the Products and in Licensee's advertising and printed material for the Products, provided that Licensee complies with the terms herein. In jurisdictions where trademark sublicenses are valid, Licensee may sublicense this right to use WebGain's trademarks and logos through one tier of Distributors pursuant to agreements that contain terms and conditions which are at least as protective of WebGain as the restrictions set forth herein. If Licensee desires to market the Licensed Software in a country in which the Licensed Software has not previously been distributed, and the trademark laws of such country so require, Licensee will, at WebGain's request and expense, (i) promptly provide WebGain with any specimens, and (ii) cooperate with WebGain to secure or maintain trademark rights in the WebGain Trademarks in such country. Licensee acknowledges the ownership of the WebGain Trademarks by WebGain, agrees that it will do nothing inconsistent with such ownership, and that all use of the WebGain Trademarks will inure to the benefit of and be on behalf of WebGain. Nothing in this Agreement will give Licensee any right, title or interest in the WebGain Trademarks other than the right to use the WebGain Trademarks in connection with the Products in accordance with the license granted it herein. Licensee agrees to use the WebGain Trademarks only in the form and manner and only with appropriate legends as prescribed from time to time by WebGain, and not to use any trade name, business name or corporate name, or any trademark or service mark in combination with any of the WebGain Trademarks without in each instance obtaining the prior written approval of WebGain. At WebGain's request, Licensee will modify or discontinue any use of the WebGain Trademarks if WebGain determines that such use does not comply with WebGain's then-current trademark usage policies and guidelines. Licensee agrees to use reasonable efforts to notify WebGain of any unauthorized use of the WebGain Trademarks by others promptly as it comes to Licensee's attention. WebGain will have the exclusive right and discretion to bring infringement or unfair competition proceedings involving the WebGain Trademarks.

          9.2   Marketing Matters. In marketing and distribution of the Products as permitted hereunder, Licensee will include the WebGain Trademarks and WebGain's name, where appropriate, in all of Licensee's documentation. Licensee also agrees to enter into good faith discussions with WebGain regarding additional uses by Licensee of the WebGain Trademarks and WebGain's name. Subject to mutual agreement of the parties after such discussions, Licensee's will include the WebGain Trademarks and WebGain's name in packaging, advertising and promotional materials for such Products.

10.0 SUPPORT SERVICES.

        Subject to payment of all applicable support fees, WebGain will provide Support Services, on an annual basis, to Licensee, as described in Exhibit D hereto. WebGain will be responsible for providing Support Services only to Licensee, except as otherwise permitted under this Section. Licensee may refer any Customer to WebGain for support services if Licensee is not able to provide a solution to such Customer. Support Services will automatically renew annually during the Initial Term (as defined in Section 11.1) unless Licensee provides WebGain with written notice of non-renewal at least thirty (30) days prior to the end of each Support Services term. Renewal fees will be calculated at eighteen percent (18%) of the license fee for the Licensed Software. No additional fees for Support Services will be due from Licensee during the Initial Term. If Licensee chooses not to renew Support Services at the end of a Support Services term, WebGain will refund to Licensee the unused portion of the prepaid Support Services fee, less ten percent (10%). The initial fee payable by Licensee for Support Services in connection with Licensee's internal use of the Deliverables for Support Services in connection with each copy of a Product that is distributed by Licensee to a Customer or by a Distributor to a Customer is set forth on Section 2.0 of Exhibit A. Fees payable for Support Services for any renewal term after the Initial Term shall be in accordance with the Support Services Fee in effect during such renewal term; which Support Services Fee shall not exceed a ten percent (10%) increase per year after expiration of the Initial Term over the Support Services Fees on effect during the Initial Term.

11.0 TERM AND TERMINATION.

          11.1 Term of Agreement. This Agreement will commence on the Effective Date and continue for forty-two (42) months after such date ("Initial Term"), unless earlier terminated under this Section 11. This Agreement may be renewed upon mutual written agreement of the parties, subject to renegotiation of pricing; provided that Licensee may renew the Agreement for an additional one (1) year term after the Initial Term with pricing for the license fees not to exceed fifty percent (50%) of WebGain's then-current CPU pricing for Licensed Software.

          11.2 Termination With Cause. Either party may terminate this Agreement for the material breach of the other party by providing such other party with written notice. Such termination shall become effective sixty (60) calendar days after such notice is given unless the breaching party cures the breach prior to the effective date of termination.

          11.3 Termination by WebGain.

          (a)   Notwithstanding anything to the contrary, WebGain may terminate this Agreement, effective immediately upon notice, it (i) Licensee becomes insolvent in any voluntary or involuntary bankruptcy proceeding or any other proceeding concerning insolvency, dissolution, cessation of operations, reorganization of indebtedness or the like and the proceeding is not terminated within sixty (60) days or (ii) Licensee consummates a Change of Control transaction (except as provided in Section 12.5). "Change of Control" shall mean, the occurrence of any of the following events: (a) any consolidation or merger of Licensee with or into any other entity in which the holders of Licensee's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of Licensee representing a majority of the voting power of all of Licensee's outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all Licensee's assets. Notwithstanding the foregoing, any financing of a party by one or more venture capital firms or similar institutions will not be considered a "Change of Control." If Licensee consummates a Change of Control transaction, WebGain agrees to enter into good faith negotiations with the surviving entity to enter into an agreement with such surviving entity. If there is any unused portion of the prepaid license fee at the time of such negotiation (prorated over the Initial Term), it will be credited against the license fee due under the agreement with the surviving entity.

          (b)   Notwithstanding anything to the contrary, WebGain may revoke the rights and licenses granted to Licensee pursuant to Section 2.0, "License Terms," effective immediately upon notice, at any time prior to expiration or termination of this Agreement, or at any time thereafter, at WebGain's sole discretion, if (i) Licensee makes use of a Deliverable other than as specified in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.9(b), 2.9(f), 2.9(g), 2.9(h), 2.9(i), and 2.9(k); (ii) Licensee has, or has attempted to, reverse engineer, decompile or disassemble the Object Code of any Deliverable provided under this Agreement; or (iii) WebGain reasonably determines that Licensee has violated any Intellectual Property Rights of WebGain, in any other way, or breaches its obligation to hold in confidence any Confidential Information provided that (a) the events described in (i), (ii), or (iii) cause substantive economic harm to WebGain or substantive harm to WebGain's goodwill; and (b) if the violation can be cured by Licensee, Licensee will be afforded ten (10) days to cure such event.

          11.4 Termination Effect. Upon the termination or expiration of this Agreement for any reason, the grants of license provided in Section 2.1, "Distribution License," shall end, Licensee will immediately discontinue distribution of all Products, cease using the WebGain Trademarks and discontinue all representations that it is authorized to market such Products and, except as set forth below, return any Confidential Information in Licensee's possession or control. Upon termination of this Agreement in accordance with Section 5.0(b), all rights, obligations, and licenses under this Agreement will terminate and Licensee will return to WebGain all Licensed Software in its possession. Within thirty (30) days after the termination of this Agreement for any reason, Licensee will pay all monies due to WebGain. Upon the effective date of termination of this Agreement pursuant to Sections 11.2 or 11.3(a), or upon delivery of written notice pursuant to Section 11.3(b), the grants of license provided in Section 2.0, "License Terms" shall end, and Licensee and each Distributor shall immediately return or destroy all such copies of the Deliverables or Derivative Works thereof in the possession or control of Licensee and Distributor, and shall ensure that all of its employees, temporary employees and contractors return or destroy all such copies. Unless this Agreement was terminated by WebGain pursuant to Section 11.2 or 11.3, any copies of the Licensed Software in Licensee's inventory on the effective date of termination may be disposed of by Licensee within a period of ninety (90) days after such date; provided that Licensee includes payment for such copies in its final payment to WebGain. Termination of this Agreement for any reason will not affect the rights of any Customer to continue to use a Product under the Licensee end user license granted in accordance with this Agreement and such license rights granted to Customers will survive the expiration or termination of this Agreement in accordance with the terms of the end user agreements.

12.0 ESCROW AGREEMENT.

        Upon Licensee's request, WebGain will enroll Licensee as a beneficiary of that certain SAFE Escrow Agreement by and between WebGain and DSI Technology Escrow Services, Inc. and dated April 2, 2001 (the "Escrow Agreement") with regard to the Source Code which corresponds to the Deliverables in use by Licensee pursuant to this Agreement (the "Escrowed Materials"). WebGain agrees that in the event (i) WebGain files or has filed against it a petition under the United States Bankruptcy Code and such petition is not dismissed within ninety (90) days of the filing, (ii) WebGain becomes insolvent or makes an assignment for the benefit of creditors, or (iii) WebGain ceases to operate as a going concern (other than in connection with a merger or other corporate reorganization), then WebGain or its authorized representative shall notify the escrow agent in writing to release the Escrowed Materials to Licensee, and Licensee shall have a limited, non-transferable, non-sublicenseable license to use the Escrowed Materials solely to the extent necessary for Licensee to operate the Licensed Software solely in accordance with the terms of this Agreement.

        The foregoing license grant to the Escrowed Materials shall be subject to the following terms and conditions in addition to those elsewhere in this Agreement: (a) Licensee must advise WebGain of the location where the Escrowed Materials will be stored and used, and upon request, of the identity of employees with access to the Escrowed Materials, and Licensee shall not relocate the Escrowed Materials without prior written notice to WebGain; (b) the Escrowed Materials shall be kept in a secure locked facility at all times except when in use, and Licensee shall exercise reasonable care in connection with its custody thereof, at least as protective as the measures it employs for its most proprietary intellectual property; (c) the Escrowed Materials may only be used to provide support and maintenance for Licensee and to Customer of Licensee existing at the time of the release or acquired during the Initial Term, and may not otherwise be modified, upgraded or used to create Derivative Works or other products; (d) the Escrowed Materials may only be made available to employees or contractors of Licensee with a strict need to know in connection with Licensee's permitted uses hereunder, and such employees and contractors shall be under written agreement to not use any of the ideas, concepts, know-how, or trade secrets contained therein for at least five (5) years from their last access to such Escrowed Materials; (e) Licensee may not export, copy or distribute the Escrowed Materials under any circumstances; (f) upon release of the Escrowed Materials, WebGain's obligation to provide support and maintenance shall cease; (g) any and all Licensee modifications to the Escrowed Materials shall be promptly provided to WebGain, and WebGain shall have exclusive ownership of all such modifications; (h) in the event WebGain elects to and does continue to provide Support Services following an escrow release, then the Escrowed Materials shall immediately be returned to WebGain and Licensee's rights hereunder shall cease; and (i) all other terms of the Agreement shall apply to the Escrowed Materials except as provided herein.

13.0 GENERAL PROVISIONS.

          13.1 Relationship. The relationship between the parties will be that of independent contractors. Nothing contained herein will be construed to imply a joint venture, principal or agent relationship, or other joint relationship, and neither party will have the rights, power or authority to create any obligation, express or implied, on behalf of the other.

          13.2 Dispute Resolution. Except as provided in Section 13.10, in the event of any dispute under this Agreement, the parties expressly agree to attempt to resolve the dispute between the appropriate officers of each party before seeking judicial relief.

          13.3 Governing Law; Jurisdiction. This Agreement will be governed in all respects by the substantive laws of the State of California, United States of America, exclusive of its conflicts of laws rules. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

          13.4 Attorneys' Fees. In the event any proceeding or lawsuit is brought by either party in connection with this Agreement, the prevailing party in such proceeding will be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

          13.5 Assignment. Licensee may assign this Agreement to Commerce One, Inc. in connection with an acquisition, merger, or sale of all or substantially all of Licensee's assets to Commerce One, Inc. Subject to the foregoing, Licensee shall not assign any of its obligations under this Agreement without WebGain's prior written approval. If WebGain does not approve such assignment, WebGain agrees to enter into good faith negotiations with the surviving entity to enter into an agreement with such surviving entity. If there is any unused portion of the prepaid license fee at the time of such negotiation (prorated over the Initial Term), it will be credited against the license fee due under the agreement with the surviving entity. WebGain may, at its sole discretion, assign any of its obligations under this Agreement to any of its affiliates or subsidiaries.

          13.6 Waiver. Failure by any party to enforce any of its rights under this Agreement will not be deemed a waiver of any right which that party has under this Agreement.

          13.7 Severability. If any term or provision of this Agreement is found to be invalid, illegal or unenforceable, it shall be construed or modified so as to be valid, legal and enforceable if possible as consistent with the parties' intent, and the validity, legality or enforceability of the remaining terms and provisions will not in any way be affected or impaired thereby.

          13.8 Export Compliance; Restricted Rights. Licensee agrees to comply strictly with all applicable U.S. and foreign export and import laws and regulations. Licensee hereby agrees to indemnify and hold WebGain harmless from and against any losses, damages, penalties or causes of action resulting from a violation of this Section. Any Product distributed by Licensee to or on behalf of the United States of America, its agencies and/or instrumentalities will be subject to the following: The Deliverables have been developed entirely at private expense and are provided to Licensee as "Commercial Computer Software" or "restricted computer software". Use, duplication or disclosure by the U.S. Government or a U.S. Government subcontractor is subject to the restrictions set forth in subparagraph (c) (1) (ii) of the Rights in Technical Data and Computer Software clauses in DFARS 252.227-7013 or as set forth in subparagraph (c) (1) and (2) of the Commercial Computer Software—Restricted Rights clauses at FAR 52.227-19, as applicable. The manufacturer is WebGain, Inc., 5425 Stevens Creek Boulevard, Santa Clara, California 95051. Licensee further agrees to take all reasonable steps to ensure that each Product receives equivalent or greater protection if licensed to foreign governmental entities.

          13.9 Notices. Except as specifically provided herein, all notices required hereunder will be in writing and will be given by personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, to the parties at their respective addresses set forth in Exhibit C, hereto, or to any party at such addresses as will be specified in writing by such party to the other parties in accordance with the terms and conditions of this Section. All notices will be deemed effective upon delivery, as evidenced by written receipt thereof.

          13.10 Injunctive Relief. It is expressly agreed that a violation of Sections 2.0, "License Terms," or 8.0, "Confidentiality," of this Agreement may cause irreparable harm to WebGain and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, WebGain will be entitled to seek an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of Sections 2.0, "License Terms," or 8.0, "Confidentiality," of this Agreement.

          13.11 Force Majeure. Neither party will be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communications or utility failures, or casualties; provided that the delayed party: (i) gives the other party prompt written notice of such cause and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party's time for performance or cure under this Section 13.11 will be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less.

          13.12 Survival. Except as provided in Sections, 11.3 and 11.4 above, the rights and obligations of Section 1.0, ("Definitions"), 2.0 ("License Terms"), 4.2.4 ("Audits"), 5.0(d) ("Limited Warranty"), 6.0 ("Indemnification"), 7.0 ("Limitation of Liability"), 8.0 ("Confidentiality"), 11.3(b) ("Termination by WebGain"), 11.4 ("Termination Effect") and 13.0 ("General Provisions"), and any unsatisfied payment obligations shall survive, and continue after any expiration of termination of this Agreement and shall bind the parties, their legal representatives, successors, heirs and assigns.

          13.13 Entire Agreement; Amendment. This Agreement, including all Exhibits, reflects the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior and contemporaneous understanding or agreements between the parties, whether written or oral including the TopLink Software Internal Use, Reproduction, and Distribution License Agreement between the parties dated March 13, 2001. This Agreement will not be amended, altered or changed except by written agreement signed by both parties. This Agreement is executed in the English language.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and accepted by their duly authorized representatives as of the date indicated below.

	WebGain, Inc. ("WebGain")		Exterprise, Inc. ("Licensee")
By:	/s/ PAUL C. MCCABE	By:	/s/ DAVID SETTLE
Print Name:	Paul C. McCabe	Print Name:	David Settle
Title:	VP Sales Americas	Title:	CFO
Date:	04/30/01	Date:	04/30/01

EXHIBIT A

DELIVERABLES, SUPPORT SERVICES, LICENSE FEES, AND ROYALTIES

1.0   DELIVERABLES.

          1.1   The Authorized Copies described in the following table are for the Licensee's internal use of those Deliverables for the Initial Term:

TopLink Mapping Workbench	unlimited site developer licenses
TopLink Foundation Library	unlimited site developer licenses
TopLink Internal Runtime	unlimited site developer licenses

          1.2   The prepayment below entitles Licensee to distribute an unlimited number of copies of Exterprise and Commerce One Products that embed the TopLink Runtime Software during the Initial Term.

2.0   INITIAL SUPPORT SERVICES FEE FOR THE INITIAL TERM OF THE AGREEMENT:

        [**]

3.0   PRODUCT.

        For purposes of this Agreement, "Product", as defined in Section 1.14, shall mean: the application software currently known as "ActiveMarket" platform and applications and their updates, enhancements, revisions, and new versions, whether as standalone products or as embedded in other applications or platforms.

4.0   PREPAYMENT:

        Licensee will pay WebGain $[**] for the rights granted hereunder for the Initial Term ("Prepayment Amount"). The Prepayment Amount consists of $[**] for all licenses granted hereunder and $[**]for Support Services. The total Prepayment Amount will be due on the Effective Date and payable as follows: WebGain will invoice Licensee for $[**] on July 1, 2001 due net thirty (30) and invoice Licensee for $[**] on September 1, 2001 due net 30 days.

5.0   FEE FOR ADDITIONAL HARDCOPIES OF DOCUMENTATION:

        $[**]

[**] Confidential treatment requested.

EXHIBIT B

GUIDELINES FOR TRADEMARK USE AND PROTECTION OF WEBGAIN'S MARKS

        1.0   Use the proper notice, at least with the first reference to the mark: "R" for registered marks; "TM" for unregistered trademarks; or "SM" for unregistered service marks. The notice should be used as a superscript directly after the trademark.

        2.0   Distinguish the mark from surrounding text by using upper case letters, using italics or bold letters, using quotations, or underlining the mark.

        3.0   Include a written notice in a legal notices section or as a footnote to the first use of the mark, such as "WEBGAIN STUDIO is a trademark of WebGain. Inc." if the mark is used outside of the US, then the notice should properly reflect its registered or unregistered status in the relevant countries. For example, the notice may read "WEBGAIN is a trademark of WebGain, Inc. in the United States, a trademark of WebGain, Inc. in the European Union, Germany, Canada, Switzerland and Japan, and a registered trademark of WebGain, Inc. in Great Britain" or WebGain, the WebGain logo, WebGain Studio, TopLink, VisualCafé, StructureBuilder, Application Composer, and Quality Analyzer are registered trademarks and service marks, or trademarks and service marks, of WebGain, Inc. in the United States and other countries."

        4.0   WebGain Trademarks should (at least in the first reference) be used along with the generic term for the product or service, such as WEBGAIN™ software, or STRUCTUREBUILDER™ software.

        5.0   WebGain Trademarks should never be made possessive or plural.

        6.0   WebGain is to have prior written approval of all usage of its marks; provided that once a particular usage is approved, Licensee may use the mark in the same way in subsequent versions of that document.

        7.0   WebGain's marks may not be used in conjunction with other marks without express permission from WebGain and the owner(s) of those other marks.

        8.0   Licensee agrees to use the then current guidelines for Trademark use and protection of WebGain's Marks made available on WebGain's web site.

        9.0   Marks include the following: WebGain, WebGain Studio, TopLink, VisualCafé, StructureBuilder, Application Composer, and Quality Analyzer.

EXHIBIT C

CONTACTS AND NOTIFICATION

WebGain Notification/Business Support Contact:	Licensee Notification/Business Support Contact:
Susan Killen	Mike Bradley
WebGain, Inc.	Exterprise, Inc.
5425 Stevens Creek Boulevard	12401 Research Boulevard, Suite 300
Santa Clara, California 95051	Austin, Texas 78759
Phone Number: 303-883-3317	Phone Number: 512-597-6452
Internet ID: susan.killen@webgain.com	Internet ID: mbradley@exterprixse.com
WebGain Credit Manager Contact:
WebGain, Inc. Attn: Credit Manager 5425 Stevens Creek Boulevard Santa Clara, California 95051 Phone Number: (408) 517-3705
WebGain Notification/Support Services Contact:	Licensee Notification/Support Services Contact:
Wend Rotar	Manish Modh
WebGain, Inc,	Exterprise, Inc.
5425 Stevens Creek Boulevard	12401 Research Boulevard, Suite 300
Santa Clara, California 95051	Austin, Texas, 78759
Phone Number: 613-569-8702	Phone Number: 512-597-6246
Internet ID: wendy.rotar@webgain.com	Internet ID: mmodh@exterprise.com

EXHIBIT D

SUPPORT SERVICES

D1.0 DEFINITIONS.

        When used in this Exhibit, the following capitalized terms shall have the following meanings (other capitalized terms shall have the meanings defined in the Agreement of which this Exhibit is part):

          D1.1 "Avoidance Procedure" shall mean a workaround or other method that eliminates any material adverse effect on Licensee caused by a Discrepancy. WebGain may implement a permanent Correction for a Discrepancy that is determined to be valid in the then current Version or Release, or in a subsequent Version or Release.

          D1.2 "Correction" shall mean a replacement for the media, or modification made to the Software that causes such Software to substantially conform to the then current Documentation. WebGain may, at its discretion, modify the Documentation to (i) fix an incorrect or incomplete statement or diagram, or (ii) describe changes, modifications or improvements made in the Software. "Correction" includes, but is not limited to, an Avoidance Procedure, a new Release or Version, replacement media, module, component, or complete replacement of a Deliverable.

          D1.3 "Discrepancy" shall mean any verifiable and reproducible failure in the Software to substantially conform to the then-current Documentation. Notwithstanding the foregoing, a Discrepancy shall not include any failure caused by any of the events set forth in Section B5.0 below.

          D1.4 "Email Response Time" shall mean the average amount of time the Licensee will wait for a response to an email sent to applicable WebGain internet ID as described below. Email Response Time is measured from the date/time stamp of the Licensee email to the date/time stamp on a email from a WebGain Support Services representative.

          D1.5 "Hold time" shall mean the average amount of time the Licensee will wait before its is able to speak with a WebGain Support Services representative to discuss a reported Discrepancy. Hold Time is measured from the time WebGain's telephone switch board receives the Licensee's call until the time a WebGain Support Services representative answers the call for purposes of logging a ticket for support. The WebGain Support Services representative will be either a technical support call coordinator or technical support engineer.

          D1.6 "Target Resolution Time" shall mean the average amount of time WebGain targets to either bring a reported Discrepancy to closure or to provide a plan for resolution of the Discrepancy. Resolution Time is measured from the time the reported Discrepancy is logged into WebGain's problem management system to the time the reported Discrepancy is declared closed by the WebGain Support Services representative or a plan for resolution is proposed.

          D1.7 "Software" shall mean, for the purposes of this Exhibit only, both the Development Software and Runtime Software.

          D1.8 "Support Contacts" shall mean the persons listed below who are authorized by Licensee to communicate with WebGain to request and receive the Support Services. In order to insure that WebGain's Support Services representative can adequately communicate with Licensee's technical support staff, the Support Contacts should be knowledgeable regarding both the Software and its operating system environment.

D2.0 NEW RELEASES AND/OR VERSIONS.

          D2.1 WebGain may prepare, from time to time, at its sole discretion, a new Release and/or Version of the Software and/or Documentation.

          D2.2 If WebGain makes a new Release or Version generally available to its customers during the term of this Agreement and Licensee is currently entitled to receive, and has paid for, Support Services, such Release and/or Version will be provided to Licensee at no additional cost other than a nominal charge for shipping.

          D2.3 WebGain will publish information in a timely and proactive manner regarding new Releases, Versions and other product-related issues in a forum that is accessible to Licensee.

D3.0 PROCESS FOR REPORTING, RECREATING, CORRECTING DISCREPANCIES.

          D3.1 Support Contacts must provide WebGain sufficiently detailed descriptions of each reported Discrepancy, including the actions required to recreate each such Discrepancy and the Object Code and/or database requested by WebGain to allow such recreation of such Discrepancy at a WebGain site. WebGain will use the Licensee's input to attempt to recreate the Discrepancy. If the reported Discrepancy is confirmed by WebGain to be a bona fide Discrepancy, WebGain will make best commercial efforts to provide Licensee with a Correction. Corrections may be provided to Licensee electronically. WebGain does not guarantee that every Discrepancy will be resolved. In addition, WebGain shall have no obligation to provide Support Services in the event of a non-verifiable or non-reproducible Discrepancy.

          D3.2 WebGain reserves the right to discontinue Support Services for any reported Discrepancy once a Subsequent Version or Release for the Software and Documentation containing Corrections for such reported Discrepancies are made generally available to WebGain's customers, subject to Section D7.2.

D4.0 ACCESS TO SUPPORT SERVICES.

          D4.1 WebGain shall provide Licensee a Technical Support Certificate for each Support Services term Licensee is entitled receive such Support Services under this Agreement.

          D4.2 A Professional Support and Maintenance Services representative can be contacted via telephone (1-877-771-7046 in North America, and 0700-4745-037 in EMEA) or via email (support@webgain.com in the Americas and European.support@webgain.com in EMEA). The decision to use telephone or email for contact will be solely at the discretion of the Licensee. When contacting a WebGain Support Services representative, Licensee will be asked to provide the unique identification number found on the face of the Technical Support Certificate ("Certificate Number") to verify its right to receive Support Services.

          D4.3 The following table defines how a Licensee's reported Discrepancy will be classified by severity level. The severity level of a reported Discrepancy shall be determined by WebGain's Support Services representative based upon his/her understanding of the impact of the Licensee's reported Discrepancy. As WebGain's Support Service representative investigate a Discrepancy, it may at sole discretion, raise or lower the severity of such Discrepancy and communicate any such change to the Licensee.

Severity	Definition
1	•	Production system is severely impacted or down
	•	Mission critical application is down
	•	Development efforts completely blocked
	•	Application in critical pre-release time frame
2	•	Production system functioning in a limited capacity
	•	Mission critical applications not affected
	•	Production system unstable with periodic interruptions
	•	Development can proceed in limited capacity but negatively impacted
	•	Project deliverables threatened
3	•	Production system has errors but is operational
	•	Minor impact on project deliverables

          D4.4 For all executed Enterprise Maintenance and Support Services contracts, WebGain will use best commercial efforts to respond to a Discrepancy according to the target response criteria set forth below. WebGain does not guarantee response or resolution times. If WebGain institutes an OEM Maintenance and Support Services program, Licensee will be moved to that program and this Exhibit will be amended accordingly.

Enterprise Maintenance & Support

Measurement	Severity 1	Severity 2	Severity 3
Hours of Support	24 × 7 × 365 (including statutory holidays)
Hold Time	<3 minutes	<3 minutes	<3 minutes
Email Response Time	2 business hours	4 business hours	1 business day
Target Resolution Time	1 business day	2 business days	4 business days
24 × 7 Response Time (on-call)	1 hour	1 hour	1 hour

        D4.5    Support Contacts.    Enterprise Support and Maintenance Services includes four (4) named Support Contacts for reporting Discrepancies between 8:00 AM to 8:00 PM EST (excluding statutory holidays) (or 9:00 AM to 5:00 PM GST (excluding statutory holidays) for EMEA), and two (2) named Support Contacts for reporting Discrepancies during any other hours. If Licensee has a requirement for additional Support Contacts, Licensee should contact its WebGain sales representative to determine the additional charges that may apply. Licensee may change any of its authorized Support Contacts by providing WebGain a written notice via hard-copy letter or email.

        Licensee's initial Support Contacts are:

Name:	Majeed Arni	Name:	Manish Modh
Phone:	512-597-6202	Phone:	512-597-6246
Email:	marni@exterprise.com	Email:	mmodh@exterprise.com
Name:	Shaoxiong Yang	Name:	James Xavier
Phone:	512-597-6246	Phone:	512-597-6246
Email:	syang@exterprise.com	Email:	jxavier@exterprise.com

D5.0 DELIVERABLES NOT COVERED BY WEBGAIN'S SUPPORT SERVICES.

          (a)   A Deliverable that has been altered or modified by the Licensee, except as authorized under the Agreement.

          (b)   Any combination of the Deliverable with other software not intended by WebGain to be so combined, it being understood that combination of the Deliverable with the Product is intended by WebGain.

          (c)   A Version or Release of a Deliverable for which Support Services have been discontinued, subject to Section 7.2.

          (d)   Discrepancies caused by Licensee's negligence or fault.

          (e)   Discrepancies resulting from hardware malfunction or other external causes.

          (f)    Discrepancies not isolated as existing in, and reproducible when using, the applicable Deliverable.

          (g)   Discrepancies that also occur when the Licensed Software is inactive or not in use.

          (h)   Failure to use the Licensed Software in accordance with the Documentation.

          (i)    Derivative Works created by Licensee, except for the portion that constitutes the Deliverable.

D6.0 RESPONSIBILITIES OF LICENSEE.

          D6.1 Licensee agrees to report all suspected Discrepancies and pose all questions to WebGain using only its Support Contacts and to ensure that there is no duplication or communication overlap between Support Contacts. Failure to provide necessary information may cause delays in responding to the Discrepancy.

          D6.2 Licensee agrees to reasonably assist WebGain in its efforts to confirm each of Licensee's reported Discrepancies, including its efforts to create Corrections to such Discrepancies.

          D6.3 Licensee agrees to promptly (within 180 days of receipt by Licensee) install and use in production the latest Version, Release or Corrections provided to Licensee under this Agreement; provided that the latest Version, Release or Corrections substantially conforms to the Documentation. In the event that a Correction requested by Licensee is included in a subsequent Version that Licensee has not installed, Licensee will pay WebGain time and materials to create a custom Correction to such earlier Version that Licensee is using.

D7.0 TERMINATION OF SUPPORT SERVICES.

          D7.1 WebGain shall, via its web-site, provide at least twelve (12) month's notice regarding the date upon which a specific Release will no longer be supported by WebGain.

          D7.2 WebGain shall provide Licensee Support Services for each Release or Version provided under this Agreement for an eighteen (18) month period beginning on the date that a subsequent Release or Version is made generally available by WebGain to its customers. If Licensee requests Support Services for the previous Release or Version beyond such eighteen (18) month period, the parties will negotiate in good faith the terms under which WebGain may be willing to provide such Support Services.

          D7.3 Subject to Section D7.1 and Section D7.2 above, WebGain reserves the right to withdraw Support Services for any Release or Version, and to change the terms, conditions or fees regarding such Support Services for any new Support Services term beyond the Initial Term, provided that any new terms, conditions and fees are commercially reasonable and non-discriminatory as compared to any other terms, conditions and fees provided to any other licensee.

D8.0 Proprietary Rights.

        Any Corrections, additions or modifications to the Software or Documentation effected or delivered under these Support Services and any new Releases and/or Versions supplied hereunder shall be deemed part of the applicable Software and subject to all of the provisions of the Agreement.

Exhibit E

Licensee's End User License Agreement

        See attached

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TOPLINK™ SOFTWARE INTERNAL USE, REPRODUCTION AND DISTRIBUTION LICENSE AGREEMENT